Stradley Ronon Stevens & Young, LLP
2005 Market Street
Suite 2600
Philadelphia, PA 19103
Telephone 215.564.8000
Fax 215.564.8120
www.stradley.com

Christopher C Scarpa
cscarpa@stradley.com
215.564.8106

March 10, 2023

Allianz Variable Insurance Products Trust
5701 Golden Hills Drive
Minneapolis, MN 55416

Allianz Variable Insurance Products Fund of Funds Trust
5701 Golden Hills Drive
Minneapolis, MN 55416

Re:
Agreement and Plan of Reorganization dated as of December 13, 2022 (the “Agreement”) by and among the Allianz Variable Insurance Products Trust (“VIP Trust”), a Delaware statutory trust, on behalf of its series identified in Exhibit A below as an “Acquired Fund” and an “Acquiring Fund”; and Allianz Variable Insurance Products Fund of Funds Trust (“VIP FoF Trust”), a Delaware statutory trust, on behalf of its series identified in Exhibit A below as an “Acquired Fund” and an “Acquiring Fund”

Ladies and Gentleman:

You have requested our opinion regarding certain federal income tax consequences to the holders (“Contract Owners”) of certain variable annuity contracts and variable life insurance policies (collectively, the “Contracts”) that are issued or administered by Allianz Life Insurance Company of North America (“Allianz Life”) or by Allianz Life Insurance Company of New York (“Allianz Life of NY”) and funded by separate accounts of Allianz Life or Allianz Life of NY for which an Acquired Fund and an Acquiring Fund, each a separate series of the VIP Trust or the VIP FoF Trust, serve as underlying investment vehicles. Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Agreement.

Pursuant to the Agreement, executed by the VIP Trust and the VIP FoF Trust on behalf of each Acquired Fund and the Acquiring Fund as identified in Exhibit A below, each Trust, on behalf of its respective Acquired Funds will convey all of the Assets of an Acquired Fund to its corresponding Acquiring Fund, free and clear of all liens, encumbrances, and claims whatsoever.

Philadelphia, PA • Harrisburg, PA • Malvern, PA • Cherry Hill, NJ • Wilmington, DE • Washington, DC • New York, NY • Chicago, IL
A Pennsylvania Limited Liability Partnership

Allianz Variable Insurance Products Trust
Allianz Variable Insurance Products Fund of Funds Trust
March 10, 2023

In exchange for each Acquired Fund’s Assets, each Trust, on behalf of its corresponding Acquiring Funds will assume all of the Liabilities of the Acquired Fund and deliver to the Acquired Fund, shares of its corresponding class (if applicable) of the Acquiring Fund as identified in Exhibit A below, including fractional shares (calculated to the third decimal place).

In rendering our opinion, we have reviewed and relied upon: (a) the Agreement, (b) the Joint Information Statement/Prospectus dated January 19, 2023, (c) certain representations concerning the Reorganization made to us by the Trust, on behalf of each of the Acquiring Fund and the Acquired Fund in a letter dated March 10, 2023 (the “Representation Letter”), (d) all other documents, financial and other reports and corporate minutes we deemed relevant or appropriate; and (e) such statutes, regulations, rulings and decisions as we deemed material in rendering this opinion.

For purposes of this opinion, we are assuming that:

(1)
each of the Contracts, and the insurance companies issuing them, including both Allianz Life and Allianz Life of NY, are and, at the time of the Closing of the Reorganization, will be properly structured under the insurance company provisions of Section 817(d) of the Internal Revenue Code of 1986, as amended (the “Code”);

(2)
the ownership of shares in each of the Acquired Fund and the Acquiring Fund, and public access to such Funds, satisfies the requirements and limitations set forth in Treasury Regulation Section 1.817-5(f), which states the look-through rule for assets held through certain investment companies, such as the Acquired Fund and the Acquiring Fund, which are available exclusively through the purchase of a Contract; and

(3)
pursuant to the investor control rules, the insurance companies issuing the Contracts, including both Allianz Life and Allianz Life of NY, and not the Contract Owners, have been and are treated for federal income tax purposes as the owners of the interests in the Acquired Fund and the Acquiring Fund that underlie the Contracts.

No ruling has been or will be obtained from the IRS as to the subject matter of this opinion and there can be no assurance that the IRS or a court of law will concur with the opinion set forth below. This opinion is conditioned upon (a) a Reorganization taking place in accordance with the applicable laws of the State of Delaware and the terms of the Agreement, (b) the information provided in the Joint Information Statement/Prospectus referred to above, and (c) the facts and representations contained in the Representation Letter, and also the above assumptions, being true and accurate as of the closing date of the Reorganization.

Based upon the foregoing, it is our opinion that, for federal income tax purposes, provided that the Contracts qualify to be treated as life insurance contracts under Section 7702(a) of the Code or as annuity contracts under Section 72 of the Code, the Contract Owners will not recognize any taxable income, gains or losses as a result of the Reorganization.

Allianz Variable Insurance Products Trust
Allianz Variable Insurance Products Fund of Funds Trust
March 10, 2023

Our opinion is based upon the Code, the applicable Income Tax Regulations, the present positions of the Internal Revenue Service (the “Service”) as are set forth in published revenue rulings and revenue procedures, present administrative positions of the Service, and existing judicial decisions, all of which are subject to change either prospectively or retroactively. We do not undertake to make any continuing analysis of the facts or relevant law following the date of the Reorganization.

Our opinion is conditioned upon the performance by the VIP Trust and the VIP FoF Trust on behalf of each Acquired Fund and the Acquiring Fund as identified in the Agreement, of the undertakings in the Agreement and the Representation Letter. Except as expressly set forth above, we express no other opinion to any party as to the tax consequences, whether federal, state, local or foreign, with respect to (i) the Reorganization or any transaction related to or contemplated by such Reorganization (or incident thereto), (ii) the effect, if any, of the Reorganization on any other transaction and/or the effect, if any, of any such other transaction on the Reorganization or (iii) any other transaction except the transaction consummated in accordance with the Agreement and the representations made to us. Our opinion is solely for the information and use of the addressees and may not be relied on for any purpose by any other person without our express written consent.

We hereby consent (i) to the filing of this opinion as an exhibit to the Registration Statements on Form N-14, and any amendments thereto, of VIP Trust and VIP FoF Trust covering the registration of the Acquiring Fund Shares under the Securities Act of 1933, as amended, to be issued in the Reorganization and (ii) to the use of our name and any reference to our firm in such Registration Statements on Form N-14 or in the joint information statement/prospectus constituting a part thereof.

Very truly yours,

/s/ Stradley Ronon Stevens & Young LLP

Stradley Ronon Stevens & Young LLP

Allianz Variable Insurance Products Trust
Allianz Variable Insurance Products Fund of Funds Trust
March 10, 2023

Exhibit A

Acquired Fund	Acquiring Fund
VIP Trust
AZL® DFA 5 Year Global Fixed Income Fund •Shares	AZL® Enhanced Bond Index Fund •Shares
AZL® Gateway Fund •Shares	AZL® Fidelity Institutional Asset Management® Multi-Strategy Fund •Class 2 Shares
AZL® MetWest Total Return Bond Fund •Shares	AZL® Fidelity Institutional Asset Management® Total Bond Fund •Class 2 Shares
AZL® MSCI Emerging Markets Equity Index Fund •Class 1 Shares •Class 2 Shares	AZL® International Index Fund •Class 1 Shares •Class 2 Shares
VIP FoF Trust
AZL MVP FusionSM Conservative Fund •Shares	AZL® MVP Fidelity Institutional Asset Management® Multi-Strategy Fund •Shares
AZL MVP FusionSM Balanced Fund •Shares	AZL® MVP Balanced Index Strategy Fund •Shares
AZL MVP FusionSM Moderate Fund •Shares	AZL® MVP DFA Multi-Strategy Fund •Shares